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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-180757 of Hartford Life and Annuity Insurance Company Separate Account VL II, on Form N-6, of our report dated April 10, 2013, except for Note 15, as to which the date is October 21, 2013 relating to the statutory-basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2012 and 2011 and for each of three years in the period ended December 31, 2012 (which report expresses an unmodified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
October 21, 2013